EXHIBIT 6.1

Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

INVESTMENT MANAGEMENT AGREEMENT

This Agreement made this 10th day of October in the year 2024, by and between ANDREW ARROYO INVESTMENTS, LLC (the “Investment Management Company”) and ANDREW ARROYO REAL ESTATE INC. (the “Client”).

WITNESSETH:

WHEREAS, Client has funds available for investment, and desires to appoint and retain the Investment Management Company as investment adviser of such funds;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

1. Appointment and Acceptance as the Investment Management Company. Client hereby appoints the Investment Management Company as investment adviser to supervise and manage the investment and reinvestment of such assets as are held by the custodian(s) appointed by the Client pursuant to Section 6 below ("Custodian") and in the Client’s investment account(s) ("Account"). The Investment Management Company hereby accepts its appointment as investment adviser pursuant to the terms and conditions set forth in this Agreement. If the Account is subject to ERISA, the Investment Management Company accepts its appointment as an Investment Manager (as that term is defined by ERISA) with respect to the Account.

2. Services of the Investment Management Company. By execution of this Agreement, the Investment Management Company agrees to supervise and direct the investments of the Account in accordance with the investment objectives of Client as communicated to the Investment Management Company in writing and/or orally from time to time. It is agreed that the sole standard of care imposed upon the Investment Management Company by this Agreement is to act with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. It is agreed that the Investment Management Company, in the maintenance of its records, does not assume responsibility for the accuracy of information furnished by Client or any other party.

3. Powers, Rights and Duties of the Investment Management Company. The Investment Management Company shall have full power and authority in its sole discretion (i) to direct the Custodian to invest and reinvest the Account assets in common and preferred stocks, commodities, currencies, OTC securities, swaps, baskets, derivatives, bonds, real estate, debentures, mortgages, notes, ETFs, mutual funds, hedge funds, venture capital funds, options, financial futures contracts, or other property of any kind, real or personal; (ii) to direct the Custodian to sell or otherwise dispose of investments that the Custodian has previously made and reinvest the proceeds thereof; (iii) to direct the Custodian to exercise or abstain from exercising any options, privileges or rights held as part of the Account; (iv) to make such purchases and sales, or to issue directly to a broker or dealer orders for such purchases or sales of such securities or other property or part interest therein as it may deem appropriate; and (v) to hire such sub-managers, sub-advisers and consultants as are necessary to assist with the management of accounts including the Account. All transactions authorized by this Agreement with respect to the Account shall be carried out through the Custodian, but the Investment Management Company may place orders directly with brokers for execution of said transactions. All instructions or directions of the Investment Management Company to the Custodian shall, unless otherwise agreed to by the Investment Management Company and the Custodian, be in writing or if given orally, confirmed in writing as soon as practicable thereafter, and the Investment Management Company shall instruct all brokers, dealers or other persons executing orders on behalf of the Account to forward to the Custodian copies of all brokerage or dealer confirmations promptly after execution of all transactions.

4. Powers, Rights and Duties of Client. Client agrees that it shall: (i) notify the Custodian of the appointment of the Investment Management Company as investment adviser by delivering a copy of this agreement to the Custodian; (ii) execute any and all agreements, including powers of attorney, necessary or appropriate to enable the Investment Management Company to perform its investment advisory services hereunder; and (iii) cause the Custodian to pay all Account charges, including but not limited to brokerage commissions and taxes, and investment advisory Management Fees, as defined in Section 11 hereof and payable pursuant to this Agreement.

Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

5. Sub-Advisor Relationships. The Investment Management Company may, on occasion, recommend that all or a portion of the assets in the account be managed by an outside money manager or sub-adviser. Fees charged by a money manager or sub-adviser will be fully disclosed to Client. In all discretionary accounts, except to the extent the Client directs otherwise, the Investment Management Company is authorized to use its discretion in selecting or changing a sub-adviser and/or outside money manager to the account without prior approval from the Client. Client may be required to execute a power of attorney with a money manager or sub-adviser selected by the Investment Management Company.

6. Custodial Arrangements. The assets of the Account will be held by the clearinghouse, broker-dealer, bank, trust company or other entity designed and appointed by the Investment Management Company, and acceptable to Client, as Custodian of the Account. All investments held in the Account may be registered in the name of Client or its nominee or held in street name. Custodian is responsible for the physical custody of the assets of the Account; for the collection of any interest, dividends or other income attributable to the assets of the Account; and for the exercise of rights and tenders on assets of the Account. The Investment Management Company is not responsible for any loss incurred by reason of any act or omission of Custodian; provided, however, that the Investment Management Company will make reasonable efforts to require that Custodian perform its obligations with respect to the Account. Client also authorizes and directs the Investment Management Company to instruct Custodian on Client’s behalf to (a) send Client at least quarterly, a statement showing all transactions occurring in the Account during the period covered by the account statement, and the funds, securities and other real or personal property in the Account at the end of the period; and (b) provide the Investment Management Company copies of all periodic statements and other reports for the Account that Custodian sends to Client.

7. Administrator Services: If Client is an institutional fund, REIT or private investment fund (collectively, the “Pool”)”, the Investment Management Company may choose in its sole discretion to serve as the Client’s Administrator (the "Administrator"). The Administrator will be responsible for, among other things:

(a)	maintaining the register of the Pool and generally performing all actions related to the transfer and withdrawals of the Client’s member or partners;

(b)	reviewing and, subject to approval by the Client, accepting or rejecting subscriptions and accepting payment therefore;

(c)	computing and disseminating the net asset value of the Pool and the value of each member or partner’s capital account in accordance with the Client's operating or limited partnership agreement;

(d)

keeping the accounts of the Pool and such financial books and records as are required by law or otherwise for the proper conduct of the financial affairs of the Client, and assisting with or procuring the preparation of annual financial statements of the Client and furnishing such statements, as well as monthly, quarterly or annual net asset value reports, to members or partners;

(e)	communicating with the Pool’s general partners or managing members; and

(f)	performing all other accounting and clerical services necessary in connection with the administration of the Pool.

The Administrator and its directors, officers, employees, agents, servants, delegates and affiliates assume no liability for errors in administrative services and have broad indemnification except for those actions, liabilities and expenses resulting from gross negligence, willful default or fraud on the part of the Administrator or its directors, officers, employees, agents, servants, delegates or affiliates.

8. Investment Objectives and Restrictions. It will be Client's responsibility to advise the Investment Management Company of the investment objectives and restrictions of the Account and of any changes or modifications therein and to give the Investment Management Company prompt written notice if Client deems any investment recommended or made for the Account to be in violation of such objectives or restrictions. Unless Client notifies the Investment Management Company in writing of specific restrictions, the investments recommended for, or made on behalf of, the Account shall be deemed not to be restricted under the current or future laws of any state or by virtue of the terms of any other contract or instrument purporting to bind Client or the Investment Management Company. Client shall provide the Investment Management Company with additional information as the Investment Management Company may request from time to time to assist it in managing the Account. The Investment Management Company shall have no liability for Client’s failure to provide the Investment Management Company with accurate or complete information.

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Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

9. Minimum Account Size. The minimum amount of assets to be invested in the Account is $200,000. Should the market value of the Account fall below the stated minimum, the Investment Management Company shall have the right to require that additional monies or securities be deposited to bring the Account value up to the required minimum or to close the Account.

10. Account Review. The Investment Management Company agrees:

(a)

to review at reasonable intervals during the period of this Agreement the investments of the Account as initially provided by Client, together with all additions, substitutions and alterations thereto as recommended by the Investment Management Company;

(b)	to manage Client’s Account in accordance with Client’s instructions and consistent with Client’s investment objectives for the Account, as agreed by Client and the Investment Management Company; and

(c)	to provide Client, at least quarterly, a written report of the investments of the Account.

11. Management Fee. The Investment Management Company receives a management fee (the “Management Fee”) from the Client, generally 1.25 - 1.75% per annum of the consolidated balances of Client’s Account depending on the scope of work the Client’s portfolio will demand. The Management Fee is calculated and paid monthly in advance based on Client’s Account balance as of the beginning of the relevant calendar month. If Client contributes capital on a date other than the first day of a month, the Investment Management Company shall receive a prorated Management Fee as to that contribution. The Management Fee may vary as to a particular Client by separate agreement with the Investment Management Company. The actual Management Fee charged to the Account is set forth below, which may be amended from time to time by the Investment Management Company upon thirty (30) days written notice to Client:

For assets under management (“AUM”) without a sub-advisor, the Management Fee will not exceed 1.75% and with a sub-advisor will not exceed 1.25%.

Client has agreed to pay the Investment Management Company, monthly, an asset Management Fee of 1.75% per annum of the AUM for any direct property investments owned by the Client and an asset Management Fee of 1.25% for any partnership interest investments (with “Partner Operators”) owned by the Company. The reason for the difference in Management Fee for the partnership interest investments is because our Partner Operators will charge their own Management Fee that typically range from 1.50%-2.00%, with some exceptions. When that is the case, the Investment Management Company will negotiate the most favorable terms possible with the Partner Operator. When we invest with Partner Operators, Client will pay two separate management fees. One Management Fee will be paid to our Partner Operators and the other will be paid to the Investment Management Company.

AUM is based on the total invested capital account balance in investment properties and partnership interests (through our Partner Operators) as of the beginning of the relevant calendar month. The AUM fee will not be charged on any debt that is used to finance properties. If the Client is successful in the transition to become a real estate investment trust (REIT), the Investment Management Company, in its sole discretion at any time, may transition the Asset Management Fee to be based on the Net Asset Value (“NAV”), instead of AUM. The primary reason for this potential transition to base the Asset Management Fee on NAV is because NAV is a common valuation method with a REIT. The total invested capital account will be calculated by taking into account all subscriptions and contributions allocated for real estate investments through the Client’s current Regulation A+ Offering and any follow-on offerings, distributions, allocations of Net Profits and Net Losses, Performance Fees and other adjustments. Management Fees applicable to capital contributed on a date other than the first day of a month are prorated. Management Fees already paid but associated with a capital withdrawal or distribution before the end of a calendar month are not refunded from either the Investment Management Company or from the Client. Management Fees as to particular shareholders may vary by separate agreement with the Investment Management Company.

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Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

12. Performance Fee (Carried Interest) & Preferred Return (Hurdle Rate). The Investment Management Company shall receive a Performance Fee from the Client based on the consolidated net profits of Clients’ Account. The Performance Fee is reward-based, reflects 15-20%% of the net profits of the Client’s Account and is applied at the end of each calendar year. The Investment Management Company is not paid any Performance Fee in loss years, should any occur, and any years following a loss year in which the Client’s Account suffering the loss have not yet recouped that loss. The performance-based fees will only be charged in accordance with the provisions of California Code of Regulations Section 260.234.

For consolidated net profits without a sub-advisor, the Performance Fee will not exceed 20.00% and with a sub-advisor will not exceed 15.00%.

An annual Preferred Return (or “Hurdle Rate”) of 6.00% has been established between the Client and the Investment Management Company. This means that until the Hurdle Rate is achieved, no Performance Fee will be paid. After the Hurdle Rate is achieved, then the Investment Management Company will be paid a Performance Fee.

Client has agreed to pay the Investment Management Company, annually, a Performance Fee of 20.00% per annum of the net profits (Carried Interest) above the Preferred Return for any direct property investments owned by the Client and a Performance Fee of 15.00% above the Preferred Return for any partnership interest investments owned by the Client’s “Partner Operators”. The reason for the difference in Performance Fee for the partnership interest investments is because our Partner Operators will charge their own Performance Fee that typically ranges from 20.00%-30.00%, with some exceptions. When that is the case, the Investment Management Company will negotiate the most favorable terms possible with the Partner Operator. When Client invests with Partner Operators, Client will pay two Performance Fees. One Performance Fee will be paid to the Partner Operators and the other will be paid to the Investment Management Company.

Carried Interest is the remuneration the Investment Management Company receives for managing the investments and partnership interests (through our Partner Operators) after the Client has received its Preferred Return, which is calculated on an annual, non-compounding, cumulative basis based on the Client’s capital investments. It is reward-based, reflects a percentage of the net profits of the Client, applied at the end of each Performance Period (calendar year), with a 100% “catch-up” (or “high water mark”) provision and is further explained under Allocation of Profits and Losses below. The Investment Management Company is not paid any Carried Interest in loss years, should any occur, and any years following a loss year in which the Members suffering the loss have not yet recouped that loss. See “High Water Mark Limitation” under Allocation of Profits and Losses below.

13. Allocation of Profits and Losses

Profits and losses are provisionally allocated among the capital accounts of the Client and the Investment Management Company at the end of each month based on the proportional amounts in the capital accounts of the Client (“Company’s Percentage Interest”) and the Investment Management Company (“Investment Management Company’s Percentage Interest”) at the end of each such period determined in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"). At the end of the year, after the Client has received the Preferred Return, a percentage of net profits (the “Carried Interest”) in the Client’s capital account (realized and unrealized) is moved from the Client’s capital accounts to the Investment Management Company (typically into the Investment Management Company’s capital account or otherwise as the Investment Management Company may direct), as payment for its profitable management for the Client, and the final year-end capital balances are reached.

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Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

Company Percentage Interests “Base Amounts”, used to determine expenses, are determined each time capital contributions or subscriptions to this Offering or follow on offerings are made to or withdrawn from the Client both before and immediately after the addition or disbursement of capital is made.

The profits or losses of the Client for a particular period are determined on a tax basis. That is, generally, all items of expense, credit, recapture (if applicable) and deduction (such as depreciation and amortization) are combined and applied to the income generated by the Client. Specifically, the types of income generated by tax category can include, among others, rental income and losses, ordinary gains, short-term and long-term capital gains, and interest income if funds are held in a money market account for a period of time.

Carried Interest is the only performance remuneration the Investment Management Company receives for managing the Client’s investments besides the Management Fee. It is reward-based, reflects a percentage of the net profits of the Client, and is applied at the end of each Performance Period (calendar year).

If an error in the calculation of the Carried Interest is made, the amount in excess of the stated percentage will be returned to each shareholder ratably. In loss years, should any occur, and any years following a loss year in which the High-Water Mark Limitation has not been reached, the Investment Management Company will not receive any Carried Interest.

High-Water Mark Limitation—Once paid, the Carried Interest is not reduced by losses in future periods, but also cannot be paid in a future year until all prior net losses allocated to each share are recouped. At the time a net loss is incurred and annually thereafter a “High-Water Mark” is calculated representing the amount of prior period net losses that must be recouped before a Carried Interest allocation can be made again. The calculation of this High-Water Mark Limitation takes into account any distributions to or withdrawals, with the amount of such prior net losses being reduced in proportion to the distribution or withdrawal.

Net Profits and Net Losses means the amounts determined as follows:

Net Profits for any Fiscal Period means (i) the sum of ((A) the Earnings Per Share of the Client at the close of business on the last day of the Fiscal Period, increased by (B) any Distributions or Dividends or withdrawals made with respect to such Fiscal Period), minus (ii) the sum of ((A) the Earnings Per Share of the Client as of the close of business on the last day of the previous Fiscal Period, or in the case of the first Fiscal Period of the Fund, the Earnings Per Share of the Client on the date the first investment contribution is made; plus (B) any additional Capital Contributions made during such Fiscal Period). Net Profits for any Performance Year shall be determined in the same manner as set forth in the previous sentence except that the term “Performance Year” shall be substituted for “Fiscal Period” wherever that term appears.

Net Losses for any Fiscal Period means (i) the sum of ((A) the Losses Per Share of the Client at the close of business on the last day of the previous Fiscal Period or in the case of the first Fiscal Period of the Client, the Losses Per Share of the Client on the date the first contribution is made; plus (B) any additional Capital Contributions made during such Fiscal Period), minus (ii) the sum of ((A) the Losses Per Share of the Client as of the close of business on the last day of such Fiscal Period, increased by (B) any Distributions or Dividends or withdrawals made with respect to such Fiscal Period). Net Losses for any Performance Year shall be determined in the same manner as set forth in the previous sentence except that the term “Performance Year” shall be substituted for “Fiscal Period” wherever that term appears.

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Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

Example of Performance Allocation

The following is intended to serve as a theoretical and simplified example regarding Performance Allocation calculation for a theoretical company and is meant as an illustration and not a limitation or otherwise and does not limit the otherwise applicable discretion of the Investment Management Company under the Investment Management Agreement in any fashion. The example below does not illustrate the deduction for the Management Fee, which is deducted from Net Profits prior to determining the amount of the Performance Allocation and for the sake of simplicity, uses proportional allocations as an exercise of the Investment Management Company’s discretion, which may not be the allocation method chosen by the Investment Management Company.

Day 1: Assume that a theoretical company has two shareholders A and B, each of whom invested $1 million at inception of the Client.On Day 1, the current valuation of the net assets of the Client (the NAV) is $2 million.

Day 365: Assume at the end of the first Performance Year the NAV of the Client has dropped to $1.5 million. The Net Loss of $500,000, the difference between the beginning NAV of $2 million and the ending NAV of $1.5 million, is allocated $250,000 to each of A and B, resulting in ending Capital Accounts of $750,000 each. A and B each have an Unrecovered Loss of $250,000 with respect to their Allocation Layer. Another way to describe this is that each of A and B has a High Water Mark of $1 million.

Day 1 of Year 2: Investor A invests an additional $1 million, increasing A’s Capital Account to $1.75 million. The additional investment creates a second Allocation Layer. A’s Percentage Interest as of the commencement of Year 2 is 70 percent ($1.75 million Capital Account over $2.5 million sum of all Capital Accounts). A’s Allocation Layer Percentage in the first Allocation Layer is 42.86 percent ($750,000/$1.75 million) and in the second Allocation Layer is 57.14 percent ($1 million/$1.75 million). B’s Percentage Interest as of the commencement of Year 2 is 30 percent ($750,000 Capital Account over $2.5 million sum of all Capital Accounts).

Day 365 of Year 2: Assume that the NAV of the Client is $3 million. Because no new investors are admitted and no new investments are made during Year 2, the ending Percentage Interests of the two shareholders are the same as their beginning Percentage Interests. Net Profit is $500,000, the difference between the ending NAV of $3 million and the beginning NAV of $2.5 million.

The Preliminary Amount allocated to B’s Capital Account is $150,000 (30 percent of the $500,000 Net Profit). No Performance Allocation applies to B’s Capital Account because Net Profits allocated to B are less than B’s Unrecovered Loss. Accordingly, the entire Preliminary Amount of $150,000 of Net Profits is allocated to B.

B’s ending Capital Account is $900,000 ($750,000 plus $150,000) and B has an Unrecovered Loss of $100,000 (Unrecovered Loss from Year 1 of $250,000 reduced by $150,000 allocation of Net Profits in Year 2).

The Preliminary Amount allocated to A’s Capital Account is $350,000 (70 percent of the $500,000 Net Profit). The $350,000 Preliminary Amount is allocated to A’s Allocation Layers as follows: $150,000 to A’s first Allocation Layer ($350,000 times $750,000/$1.75 million) and $200,000 to A’s second Allocation Layer ($350,000 times $1 million/$1.75 million).

A has an Unrecovered Loss of $250,000 in his first Allocation Layer. The $150,000 of Net Profits from Year 2 reduces the Unrecovered Loss to $100,000 ($250,000 - $150,000) (the same as B). There is no Performance Allocation with respect to A’s first Allocation Layer because the amount of Net Profits allocated to the first Allocation Layer is less than the existing Unrecovered Loss. Therefore, $150,000 is finally allocated to A’s first Allocation Layer and A’s Unrecovered Loss for that Layer is $100,000.

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Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

A has no Unrecovered Loss in the second Allocation Layer, because A’s second Allocation Layer has not previously been allocated Net Losses. The Performance Allocation attributable to A’s second Allocation Layer is $40,000 (20 percent of $200,000 Net Profits allocated to the second Allocation Layer). Therefore, $160,000 of the Preliminary Amount is finally allocated to A’s second Allocation Layer and $40,000 is allocated to the Capital Account of the Investment Management Company.

A’s ending Capital Account is $2.06 million ($1.75 million beginning Capital Account plus $310,000 Net Profits). The Capital Account attributable to the first Allocation Layer is $900,000 ($750,000 plus $150,000 allocated to the first Allocation Layer) and the Capital Account attributable to the second Allocation Layer is $1.16 million ($1 million plus $160,000 allocated to the second Allocation Layer). The Allocation Layer Percentage for the first Layer is 43.69 percent ($900,000/$2.06 million) and for the second Layer is ($1.16 million/$2.06 million) 56.31percent.

The Percentage Interests of the two shareholders at the beginning of Year 3 are as follows: A’s Percentage Interest is 68.67 percent ($2.06 million/ $3 million), B’s Percentage Interest is 30 percent ($900,000/$3 million) and the Investment Management Company’s Percentage Interest is 1.33 percent ($40,000/$3 million).

Day 365 of Year 3: Assume the NAV of the Client is $3.5 million. Net Profit is $500,000 ($3.5 million ending NAV less $3,000,000 beginning NAV). No new shareholders are admitted, and no shareholder makes an additional Capital Contribution. For these computation purposes, Capital Account balances are computed without regard to profit identified during the Year.

The Preliminary Amount allocated to B is (($900,000/$3 million) * $500,000) and B’s ending Capital Account is $1.05 million. The allocation of Net Profits to B reduces B’s existing Unrecovered Loss of $100,000 to zero. The $50,000 of Net Profits in excess of B’s Unrecovered Loss is subject to a Performance Allocation of $10,000 (20 percent of $50,000). Thus, $140,000 is finally allocated to B’s Capital Account and $10,000 is allocated to the Capital Account of the Investment Management Company.

The Preliminary Amount allocated to A is $343,333.33 ($2.060 million $3 million * $500,000). Of this amount, $150,000 is allocated to the first Allocation Layer ($900,000/$2.06 million * $343,333.33). The allocation of Net Profits to A’s first Allocation Layer reduces A’s existing Unrecovered Loss of $100,000 to zero. The $50,000 of Net Profits in excess of A’s Unrecovered Loss is subject to a Performance Allocation of $10,000 (20 percent of $50,000). Thus, $140,000 is finally allocated to A’s first Allocation Layer and $10,000 is allocated to the Capital Account of the Investment Management Company.

The Preliminary Amount allocated to A’s second Allocation Layer is $193,333.33 (($1.16 million/$2.06 million) * $343,333.33). Because A has no Unrecovered Loss with respect to the second Allocation Layer, the Net Profits are subject to a Performance Allocation on this Allocation Layer equal to $38,666.66 (20 percent of $193,333.33). Therefore, $154,666.67 is finally allocated to A’s second Allocation Layer and $38,666.66 is allocated to the Investment Management Company. Because A has no remaining Unrecovered Losses, it will no longer be necessary to maintain the two separate Allocation Layers and the amounts in the first and second Allocation Layers will be combined. If A makes an additional Capital Contribution, a new Allocation Layer will be created.

The Investment Management Company is allocated Net Profits of ($40,000/3 million) * 500,000 = $6,666.67. The Investment Management Company’s Net Profits are not subject to a Performance Allocation.

Total Performance Allocations for Year 3 are $58,666.66.

A’s Capital Account is $2,354,666.67 ($2.06 million plus $140,000 plus $154,666.67).

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Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

B’s Capital Account is $1,040,000 ($900,000 plus $140,000).

The Investment Management Company’s Capital Account is $105,333.33 ($40,000 plus $6,666.67 plus $58,666.66).

14. Payments and Other Terms:

(a)	Payment. The Management Fee shall be payable monthly, in advance, upon deposit of any funds or securities in the Account. Thereafter, the Management Fee shall be calculated based on the Account value on the last business day of the applicable preceding rolling calendar month and shall be due the following business day.

(b)	Additions and Withdrawals. Client may make additions to and withdrawals from the Account at any time, subject to the Investment Management Company’s right to terminate an Account that falls below the minimum account size. Additions to the Account shall be charged a pro rata Management Fee based upon the number of days remaining in the rolling month. Management Fees already paid in advance for a rolling month in which Client makes a mid-month withdrawal to the Account, will not be refunded to Client by the Investment Management Company. Client may withdraw Account assets upon notice to the Investment Management Company, subject to the usual and customary securities settlement procedures. The Investment Management Company itself shall impose no start-up, closing, or penalty fees in connection with the Account. However, Client understands certain investments may bear withdrawal or penalty fees as stated within a separate agreement with such entity, pool or fund. The Investment Management Company accepts no liability or responsibility for such fees and Client assumes full liability and responsibility for such fess should it decide to withdraw funds pursuant to the separate agreement with that entity, pool or fund.

(c)	Payment Method. Client authorizes the Investment Management Company to invoice the Client or the Custodian directly for its Management Fees. Client shall be responsible for verifying the accuracy of the Management Fee calculation. The Custodian shall not determine whether the Management Fee is calculated properly. Client agrees to pay the invoice in a timely manner or instruct the Custodian to pay such Management Fees directly to the Investment Management Company.

(d)	Changes to Management Fee. Client understands and agrees that the Management Fee set forth above shall continue until ninety (90) days after the Investment Management Company has notified Client in writing of any change in the amount of the Management Fee applicable to the Account. At such time, the new Management Fee will become effective unless Client notifies the Investment Management Company in writing that the Account is to be closed.

(e)	Other Fees and Charges. Client shall be solely responsible for all commissions and other transaction charges, and any charge relating to the custody of securities or properties in the Account. The Management Fee covers only the investment management services provided by the Investment Management Company and does not include brokerage commissions, mark-ups and mark-downs, dealer spreads, rental fees or other costs associated with the purchase and sale of real estate, securities, custodian fees, interest, taxes, or other Account expenses. Client shall be solely responsible for these additional expenses. Client understands that, in addition to the Management Fee paid to the Investment Management Company pursuant to this Agreement, each entity, pool, or fund in which Client may invest pursuant to this Agreement also bears its own investment advisory fees and other expenses that are disclosed in each entity, pool, or fund’s offering memorandum. Client further understands that any entity, pool, or fund recommended or purchase through this Agreement may be available directly from such entity, pool, or fund pursuant to the terms of their respective offering memorandums and without paying the Management Fee to the Investment Management Company.

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Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

15. Operating Expenses Related to the Management of Investment Properties and Partnership Interests

Client pays for all direct costs, fees and expenses incurred by or on behalf of the Client in connection with its investment management and operation, which include, but are not be limited to: the Asset Management Fee, the costs associated with acquiring, disposing and remodeling the properties, insurance premiums for any insurance providing coverage to the investment activities of the Client, escrow fees, interest on borrowings, custodial fees, transfer taxes, fees and expenses for bookkeeping, accounting and auditing, consulting fees, legal fees (including fees paid to the Investment Management Company’s counsel for services benefitting the Client), expenses incurred for investment research and due diligence, reasonable costs and expenses incurred in identifying, evaluating, arranging, negotiating, structuring, trading, or settling any transaction contemplated for investment (regardless of whether such transaction contemplated for investment is subsequently consummated (e.g. “dead deal costs”), filing fees, all costs, fees and expenses of the Client relating to meetings, telephone expenses, travel and travel-related expenses incurred in connection with the Client’s investment activities (including attendance at professional and industry specific conferences by the Investment Management Company), costs of reporting to shareholders, costs of investment governance activities (such as obtaining shareholders consents if any), administrator fees, registrar fees, and all other reasonable expenses related to the Client’s management and operation and/or the purchase, sale or transmittal of its assets, all as the Investment Management Company determines in its discretion. Client shall also pay all expenses incurred in connection with preparing, reproducing and disseminating offering materials and supplemental materials used in this offering prepared by the Investment Management Company.

The Investment Management Company may pay out of its own assets or revenues, fees to persons or entities (including related entities) that provide various investors relations and related services to them or the Client, including fees for identifying and introducing prospective investors. Except as restricted by any applicable regulations, the Investment Management Company may direct a portion of the Client’s portfolio transaction business to brokers, dealers, and other financial intermediaries who provide additional services to the Client or to other investments managed by the Investment Management Company or its affiliates, or who introduce prospective investment advisory clients to the Investment Management Company, or who pay finders’ fees or other compensation to related or third parties who do so.

The general overhead expenses of the Investment Management Company (such as rent, telephone lines, news and quotation equipment, electronic office equipment, account record keeping, on-line financial information, publication, consulting, marketing, data processing and salaries and equipment costs) are the responsibilities of the Investment Management Company.

16. Valuation of the Client's Assets. The valuation date is generally the last business day of each month. Valuation of the Client’s assets is made by the Custodian or a third-party administrator on behalf of Client in consultation with the Investment Management Company and its accountants and determined in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), including provisions for accruals and reserves in respect of any amounts constituting Client liabilities.

The calculation of the profits and losses of the Client takes into account the total assets of the Client, including all cash and cash equivalents (valued at cost), accrued interest and dividends, and the market value of all securities or properties and all other assets of the Client and all liabilities of the Client including, but not limited to, any extraordinary expenses, determined in accordance with U.S. GAAP applied under the accrual basis of accounting by the Investment Management Company in its sole discretion.

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Valuations of Side Pocket Investments, as defined in Section 13 hereof, are similarly determined for the participating Clients and then added to the main Account to get an Account total for each Client. However, valuations of Side Pocket Investments are more difficult in that there is usually no well-known or documented price available and may be completed by the principal of the Investment Management Company, personally, due to its expertise in this area. An expanded explanation of Side Pocket Investments is covered in the next section.

The Client’s portfolio securities are valued as follows:

(a)

Listed portfolio securities are valued at the last reported sales price on the date of determination on the principal exchange on which such securities are traded or, if not available, at the mean between the exchange listed "bid" and "asked" price;

(b)

Over-the-counter securities are valued at the last reported sales price on the date of determination if available through the facilities of a recognized interdealer quotation system (such as securities in the NASDAQ National Market List), or if the last reported sales price is not available, over-the-counter securities are valued at the mean between the closing "bid" and "asked" prices on the date of determination;

(c)	Any security in the form of an exchange listed option will be valued at the mean between the closing "bid" and "asked" prices;

(d)	Commodity or forward currency exchange contracts will be valued at the current cost of covering or offsetting such contracts; and

(e)	All other securities shall be assigned the value that the Investment Management Company, in good faith, determines to reflect the fair value thereof.

The Client’s portfolio real estate properties and partnership interests are valued as follows:

(a)	Current market value as determined by competitive market analysis;

(b)	Any property without recently sold comparables will be valued at the mean between the last comparable sales and the estimated current value; and

(c)	All other real estate properties and partnership interests shall be assigned the value that the Investment Management Company, in good faith, determines to reflect the fair value thereof.

The Investment Management Company may use methods of valuing properties or securities other than those set forth herein if it believes the alternate method is preferable in determining the fair value of such properties or securities. The Account of the Client is maintained in U.S. dollars. Assets and liabilities denominated in other currencies are converted at the rates of exchange in effect at the relevant valuation date and conversion adjustments are reflected in the results of operations. Portfolio transactions and income and expenses are converted at the rates of exchange in effect at the time of each transaction. Client should understand that these and other special situations involving uncertainties as to the valuation of portfolio positions could have an impact on the Client’s net assets if the Investment Management Company's judgments regarding the appropriate valuation should prove to be incorrect. All values assigned to properties or securities by the Investment Management Company shall be final, binding and conclusive.

17. Reporting. The Investment Management Company shall render, at least quarterly, an itemized statement of the Account, including portfolio holdings, transaction activity and investment performance. The Investment Management Company shall also prepare and deliver to Client an annual report, which shall include schedules of realized gains and losses and related tax information, in addition to the routine quarterly information. Unless otherwise agreed to in writing, all gains and losses will be calculated on a first-in, first-out basis.

18. Aggregation. The Investment Management Company is authorized in its discretion to aggregate purchases and sales and other transactions made for the Account with purchases and sales and other transactions in the same or similar securities or instruments of the same issuer or counterpart for other clients of the Investment Management Company or with affiliates of the Investment Management Company. When transactions are so aggregated, the actual prices applicable to the aggregated transactions will be averages, and the Account will be deemed to have purchased or sold its proportionate share of the instruments involved at the average price so obtained. Stock exchange regulations may in certain instances prevent the executing broker dealer from delivering to the Account a confirmation slip with respect to its participation in the aggregated transaction and, in such event, the Investment Management Company will advise the Client in writing of any purchase or disposition of instruments for the Account with respect to any such aggregated transaction.

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Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

19. Brokerage Selection. The Investment Management Company shall have full power and authority in its sole discretion to select brokers or dealers to execute purchases and sales of real estate or securities or any other property, real or personal for the Account subject to the brokerage policies set forth in Part II of its Form ADV, unless Client has directed that trades be brokered through a particular firm, in which case Client acknowledges that the Investment Management Company may not be able to obtain best execution on Client’s real estate or securities transactions and Client may pay a higher price for brokerage services than Client would otherwise pay if the Investment Management Company directed brokerage. Except in those situations in which Client has directed brokerage, in regards to securities, Client agrees that the Investment Management Company may, in compliance with applicable law, aggregate, within omnibus accounts established with brokers, purchase or sale orders of a given security for clients, including Client, who may be buying or selling that security at approximately the same time.

20. Soft Dollars. Soft dollars are credits or other perks brokerages offer in return for a certain level of business. Federal Statute provides a “safe harbor” for using “soft dollars” to purchase research and brokerage products offered by brokerages, whether used for the Client or other Accounts; it does not protect nor preclude other uses of “soft dollars.” Brokerages offer many related services that can be paid for with “soft dollars.” The brokerage may charge higher commissions than a purely transactional provider. However, using many of the incentive products and services provided by a brokerage can save the Investment Management Company significant cash outlays and absolute costs. The conflicts come into play in that there can be multiple beneficiaries to the incentive products and services, one of which may or may not be the Client, depending on the products and services chosen by the Investment Management Company. Some of the conflicts that may arise:

(a)	To the extent that the Investment Management Company may have to or choose to select one client over another for a particular transaction;

(b)	To the extent a brokerage firm provides to the Investment Management Company, services, equipment and the like for which either would normally pay cash out-of-pocket;

(c)

To meet the level of business required to qualify for certain broker-provided services to be provided the Investment Management Company, the Investment Management Company may engage the Client’s Account in more transactions than it would otherwise;

(d)

To acquire certain broker-provided services beneficial to only one of the Investment Management Company’s clients, the Investment Management Company may agree to a price for services higher than would otherwise be considered in executing a transaction; and

(e)	To the extent the Investment Management Company desire to execute transactions limiting the participation of restricted persons, certain clients may be at a disadvantage.

As noted in this provision, standards and practices in the investment industry are such that brokerage firms frequently provide ancillary services to their customers, particularly in return for executing a high volume of transaction business through their brokerage firm. These brokerage firms often charge higher prices (as opposed to firms only charging transaction costs), but the services they are able to provide, such as high quality research (due to economies of scale), could easily be more costly if purchased individually on the open market. All of these facts alone and together pose potential conflicts of interest for the Investment Management Company and the Client. However, in signing this Agreement, the Client recognizes these potential conflicts of interest do exist and that this Agreement provides no remedies or recourse if the Client or the Investment Management Company should succumb to one or more of these conflicts in a manner that adversely affects the performance of the Clients investing activities. (Please note: In the Investment Management Company’s assessments, the compensation the Investment Management Company pays to brokerages is reasonable and competitive with rates charged by other brokers and service providers for services of similar quality.)

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Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

Although there is potential for conflicts of interest to arise, the Investment Management Company is committed to and believes that it allocates transactions and opportunities among its Client’s accounts in a manner as equitable as possible, considering each Account’s objectives, programs, limitations and capital available for investment. The Investment Management Company particularly notes that Accounts with similar objectives often have different investment portfolios. Therefore, given the structure of the various agreements, current rules, regulations and laws applicable to certain entities, the fact that the Investment Management Company is an investment professional engaged in the business of providing investing services to several clients, and the current standards and procedures in the financial community for brokerages, there exists potential for conflicts of interest.

21. Conflicts of Interest. The operations of the Investment Management Company are subject to certain conflicts of interest, including but not limited to, those arising out of relationships between the Investment Management Company and its affiliates and any other subsidiaries owned and operated by the principal of the Investment Management Company, including the acquisition and dispositions pertaining to real estate transactions, or those arising out of its other activities on the behalf of any other Clients. Within this Agreement, the parties accept that the Investment Management Company is composed of professional investment personnel; it is not restricted from servicing, advising and promoting its other investment clients; and this Agreement gives the Investment Management Company broad discretion and authority in managing the Client’s investments as well as broad indemnification rights to assure that the Investment Management Company will not be liable for any actions it takes or inactivity in managing the Client’s Account if it believes such action or inaction is in the best interests of the Client. This discussion is non-exhaustive and meant to provide an understanding of how potential conflicts may arise.

(a)	Licensing Disclosures. The Investment Management Company is registered with the state of California as an investment adviser. The principal of the Investment Management Company, Andrew Michael Arroyo, owns shares, is employed by, and is affiliated with Andrew Arroyo Real Estate Inc. (“AARE”). The members of AARE are licensed real estate agents, loan officers, property managers and brokers nationwide. Andrew Michael Arroyo, the principal and managing member of the Investment Management Company, has direct and primary responsibilities for executive decisions of AARE as its President and CEO.

(b)	Real Estate Service Fees Disclosures. The Investment Management Company, and subsidiaries or affiliates of the Investment Management Company, such as AARE, shall have the right to represent the Client to purchase, sell, finance, lease, manage, and oversee construction projects on the properties acquired by the Client. AARE shall receive a portion of the acquisition, financing, leasing, managing and construction project oversight fees customarily associated with transactions of residential and commercial real estate. More information about these fees can be found in the Client’s most recent Offering Circular published on its corporate website and through its SEC filings. The Investment Management Company may receive a portion of these fees such as an override on leasing fees. In circumstances when the Investment Management Company does not utilize representatives from AARE to conduct these services, it may charge usual and customary transaction fees and may allocate portions of said fee as commissions to affiliates other than AARE and third party representatives, as appropriate.

(c)	Services to Other Clients. Client acknowledges that the Investment Management Company performs investment advisory services for other clients. Client agrees that the Investment Management Company may give advice and take action with respect to any of its clients that may differ from the advice given to, or the timing or nature of action taken with respect to, the Account, and the performance of other advisory services shall not be in any manner restricted or otherwise affected in any respect by this Agreement; provided, however, that in the event investment in a security or real estate property is suitable to investment objectives of the Account and one or more other accounts managed by the Investment Management Company, the Investment Management Company shall treat the Account on an equitable basis in accordance with the Investment Management Company's usual policies and practices, which shall not unfairly discriminate against the Account. Nothing herein contained shall in any way limit or restrict the Investment Management Company or any of its officers, directors, affiliates or employees from purchasing, redeeming, or otherwise trading in any securities or real estate purchases for its or their own account or accounts, subject to policies established by the Investment Management Company and disclosed in Part II of its Form ADV respecting confidential information and conflicts of interest.

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Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

22. Proprietary Investment Funds. From time to time, the Investment Management Company is the exclusive management company for certain proprietary investment entities, pools, and funds, hereinafter referred to, individually or collectively, as the “Proprietary Investment Funds”). This relationship between the Investment Management Company, the Client and the Proprietary Investment Funds may present certain conflicts of interest as described below.

(a)	Non-ERISA Accounts. If Client is a Non-ERISA Account, Client understands that the Investment Management Company manages certain Proprietary Investment Funds that it may purchase for Client’s Account and that when making such purchases the Investment Management Company has a conflict of interest since it receives advisory management fees from these Proprietary Investment Funds based upon the value of investments in the Proprietary Investment Funds. Investments in such Proprietary Investment Funds shall be excluded from Management Fee calculations in this Agreement, although internal Proprietary Investment Fund management fees still apply. Please see the corresponding Proprietary Investment Funds offering memorandums for more details. Client understands that Client may withdraw this authorization at any time.

(b)	ERISA Accounts. If Client is an ERISA Account, Client understands that the Investment Management Company manages certain Proprietary Investment Funds and that it may recommend that the Client make such Funds available to participants in Client’s ERISA plan as a way of obtaining diversification. Because the Investment Management Company has a conflict of interest (since it receives management fees from such Proprietary Investment Funds purchases and sales of such Proprietary Investment Funds, it must comply with the requirements of ERISA Prohibited Transaction Exemption 77-4 (PTE 77-4). More specifically, in connection with such purchases and sales, no sales commission will be charged in connection with such purchase or sale; no redemption fee will be paid in connection with any sale; and, no Management Fee will be paid pursuant to this Agreement on the portion of the account invested in such Proprietary Investment Funds (although internal Proprietary Investment Fund management fees and other fees of the Proprietary Investment Fund still apply). Client understands that: (i) it must, as an independent fiduciary with respect to the ERISA plan, consent to the Investment Management Company investing in such Proprietary Investment Funds after the Client receives a current offering memorandum issued by the Proprietary Investment Funds, including written disclosure of the management fee and other fees paid with respect to the Proprietary Investment Funds and the differential between the fees charged under this Agreement and the fees charged by the Proprietary Investment Funds; (ii) there are no limitations on the Investment Management Company with respect to the assets of the ERISA plan that may be invested in the Proprietary Investment Funds; and (iii) any change in the rates of fees charged by the Proprietary Investment Funds must be approved in writing by the Client. Client also understands that Client may withdraw this authorization at any time.

23. Representations.

(a)	The Investment Management Company represents that it is registered as an investment adviser with the state of California, as may be appropriate, and is authorized and empowered to enter into this Agreement and that the principal of the Investment Management Company holds a real estate brokers license in 24 states nationwide.

(b)	Client represents and confirms that: (i) Client has full power and authority to enter into this Agreement; (ii) the terms hereof do not violate any obligation by which Client is bound, whether arising by contract, operation of law, or otherwise; and (iii) this Agreement has been duly authorized and shall be binding according to its terms. Client further represents and confirms that the employment of the Investment Management Company is authorized by the governing documents relating to the Account and that the terms hereof do not violate any obligations by which Client is bound, whether arising by contract, operation of law or otherwise, and if client is a corporation or trust, that (iv) this Agreement has been duly authorized by appropriate action and, when executed and delivered, will be binding upon Client in accordance with its terms; and (v) Client will deliver to the Investment Management Company such evidence of such authority as the Investment Management Company may reasonably require, whether by way of a certified resolution or otherwise.

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Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

(c)

If this Agreement is entered into by a trustee or other fiduciary, such trustee or fiduciary represents that: (i) the services to be proved by the Investment Management Company are authorized under the applicable plan, trust, or law; (ii) the person signing this Agreement has the authority to negotiate and enter into this Agreement; (iii) the person signing this Agreement will provide the Investment Management Company with copies of the governing instruments authorizing the establishment of the account; (iv) the person signing this Agreement undertakes to advise the Investment Management Company of any material changes in his or her authority or the propriety of maintaining the Account.

(d)

If Client is a corporation, partnership or limited liability company, the signatory on behalf of Client represents that the execution of this Agreement has been duly authorized by appropriate corporate action. Client undertakes to advise the Investment Management Company of any event that might affect this authority or the propriety of this Agreement.

(e)

Client shall defend and indemnify the Investment Management Company and hold it harmless against any and all losses, costs, claims and liabilities that it may suffer or incur arising out of a breach of such representations and warranties.

24. ERISA Accounts. If the Account is subject to the provisions of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”) or corresponding provisions of the Internal Revenue Code, as amended (the “Code”), the Investment Management Company acknowledges that it is a “fiduciary” (as defined in ERISA and the Code respectively) with respect to performing its duties under this Agreement. Client agrees to maintain appropriate ERISA bonding for the Account and to include within the coverage of the bond the Investment Management Company and its personnel, as may be required by law. Client represents that employment of the Investment Management Company, and any instructions that have been given to the Investment Management Company with regard to the Account, are consistent with applicable plan and trust documents. Client agrees to furnish the Investment Management Company with copies of such governing documents. The person signing this Agreement on behalf of Client also acknowledges its status as a “named fiduciary” (as defined in ERISA and the Code respectively) with respect to the control and management of the assets held in the Account, and agrees to notify the Investment Management Company promptly of any change in the identity of the named fiduciary with respect to the Account. Client also acknowledges that the Account is only a part of the plan’s assets, and that the Investment Management Company is not responsible for overall compliance of such investments with the requirements of ERISA or any other governing law or documents.

25. Income Tax Considerations. Clients’ taxable income will generally be a combination of any or all of: ordinary income, short-term and long-term capital gains, rental income and interest, or a combination of these, and generally classified as passive activity. Federal and state income tax considerations are based on the state and federal code, judicial decisions and administrative regulations, rulings and practice, all of which are subject to change. The Investment Management Company is not a tax adviser, and cannot and do not give tax advice. The tax considerations identified in this Agreement are meant to serve as suggestions that the Client could use to open a thorough dialogue, regarding investment, with its tax adviser or advisers, counsel and other financial gurus. Clients are strongly encouraged to consult their own tax advisers to ensure they fully understand the tax consequences of any investment the Investment Management Company may advise. CLIENT MUST CONSULT WITH AND RELY ON ITS OWN PROFESSIONAL TAX ADVISERS AS TO THE TAX CONSEQUENCES OF INVESTING. The U.S. STATE AND federal income tax implications for entities investing, PARTICULARLY tax-exempt entities and foreign investors, are complex and beyond any discussion presented here.

26. Overall Investment Risk. All securities and real estate investing and trading activities inherently risk the loss of capital, though some investments are more speculative than others. The range of the natures of the securities and real estate properties to be purchased and traded by Investment Management Company and the scope of the investment techniques and strategies that may be recommended by the Investment Management Company may increase this risk. While the Investment Management Company devotes its best efforts to the management of the Client's portfolio, there are no assurances that the Client will not incur losses. Unforeseeable events, including actions by various government agencies, and domestic and international economic and political developments may cause sharp market fluctuations that could adversely affect the Client's portfolio and performance. Also, some investments take a longer time to mature and therefore will not show strength in the short-term view. The Investment Management Company does not guarantee the future performance of the Account or any specific level of performance, the success of any investment decision or strategy that the Investment Management Company may use, or the success of the Investment Management Company’s overall management of the Account. Client understands that investment decisions made for Client’s Account by the Investment Management Company are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. The Investment Management Company will manage only the investments held in Client’s Account and in making investment decisions for the Account, the Investment Management Company will not consider any other investments owned by Client. Except as may otherwise be provided by law, the Investment Management Company will not be liable to Client for (a) any loss that Client may suffer by reason of any investment decision made or other action taken or omitted in good faith by the Investment Management Company with that degree of care, skill, prudence, and diligence under the circumstances that a prudent person acting in a fiduciary capacity would use; (b) any loss arising from the Investment Management Company’s adherence to Client’s instructions; or (c) any act or failure to act by the Custodian, any broker or dealer to which the Investment Management Company directs transactions for the Account, or by any other third party. The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that Client may have under those laws. THE FOREGOING RISKS DO NOT PURPORT TO BE A COMPLETE EXPLANATION OF THE RISKS INVOLVED IN INVESTING. CLIENT MUST OBTAIN PROFESSIONAL GUIDANCE FROM THEIR TAX AND LEGAL ADVISERS IN EVALUATING ALL OF THE LEGAL/TAX IMPLICATIONS AND RISKS INVOLVED IN INVESTING, GENERALLY.

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27. Limitation of Liability. Client recognizes that there may be loss or depreciation of the value of any investment due to the fluctuation of market values. Client represents that no party to this Agreement has made any guarantee, either oral or written, that Client’s investment objectives will be achieved. The Investment Management Company shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Account in connection with the performance of this Agreement, except a loss resulting from misfeasance, bad faith or negligence on the part of the Investment Management Company in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Investment Management Company shall not be responsible for the acts, omissions or solvency of the Custodian or any broker or agent selected by it to affect any transactions for the Account. Notwithstanding anything herein to the contrary, the Investment Management Company shall not be relieved of any liability imposed by the Investment Advisers Act of 1940 or any applicable laws that cannot be waived. In addition, federal and state securities laws impose liabilities under certain circumstances on persons or firms who act in good faith and that nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Client may have under federal and state securities laws.

28. Arbitration. Any controversy or dispute that may arise between Client and the Investment Management Company concerning any transaction or the construction, performance or breach of this Agreement shall be settled by arbitration. Any arbitration shall be pursuant to the rules, then applying, of the American Arbitration Association, except to the extent set forth herein. The arbitration panel shall consist of one individual with knowledge of investment advisory activities. The parties agree that any arbitration proceeding pursuant to this provision shall be held in a location as determined by the rules of the American Arbitration Association, and judgment upon the award rendered may be entered into in any court, state or federal, having jurisdiction.

ARBITRATION IS FINAL AND BINDING ON ALL PARTIES.

The parties are waiving their right to seek remedies in court, including the right to a jury trial, except to the extent such a waiver would violate applicable law. Arbitration discovery is generally more limited than and different from court proceedings. The arbitrators’ award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited. No person shall bring a putative or certified class action to arbitration, or seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action, or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (a) the class certification is denied; (b) the class is decertified; or (c) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein. The agreement to arbitrate does not entitle Client to obtain arbitration of claims that would be barred by the relevant statute of limitations if such claims were brought in a court of competent jurisdiction. If at the time a demand for arbitration is made or an election or notice of intention to arbitrate is served, the claims sought to be arbitrated would have been barred by the relevant statute of limitations or other time bar, any party to this Agreement may assert the limitations as a bar to the arbitration by applying to any court of competent jurisdiction. Client expressly agrees that any issues relating to the application of a statute of limitations or other time bar are referable to such a court. The failure to assert such bar by application to a court, however, shall not preclude its assertion before the arbitrators.

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Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

29. Anti- Money Laundering. As part of the Investment Management Company's responsibility not to engage in, be used as a vehicle for, or otherwise facilitate money laundering and to the extent required under the USA PATRIOT Act, the Investment Management Company requires a detailed verification of all prospective Clients and the source of their funds and determines if such prospective Client is a Prohibited Investor on various lists maintained by the U.S. Government. Should the Investment Management Company determine that any prospective Client is a Prohibited Investor, the Investment Management Company may, among other things, freeze that prospective Client's assets with the Custodian and notify appropriate legal authorities.

The Investment Management Company reserve the right to request such detailed documentation as it deems necessary, and that may vary in degree from prospective Client to prospective Client, to verify the identity of a prospective Client and to verify the source of the funds. Failure to provide the necessary evidence may result in a prospective Client’s application being rejected or in delays in the processing of withdrawals. If the Investment Management Company, in their absolute discretion, refuse to work with a Client, Management Fees submitted are returned without interest to the account from which such moneys were originally debited.

The Investment Management Company and any agent of the Investment Management Company will be held harmless and will be fully indemnified by a prospective Client against any loss arising as a result of a failure to process a withdrawal request if such information as has been requested by the Investment Management Company has not been satisfactorily provided by the applicant.

If the Investment Management Company has a suspicion that a payment to the Investment Management Company (by way of Management Fess or otherwise) contains the proceeds of criminal conduct, the Investment Management Company may report such suspicion to the appropriate authorities. Neither the Investment Management Company, nor any agent of the Investment Management Company will incur any liability for adhering to the their responsibilities under this anti-money laundering program, and will be indemnified by the Client for any losses that the Client or their respective principals, employees or agents may incur for doing so.

30. Confidentiality and Privacy Policy. The Investment Management Company agrees that all information concerning the financial affairs of Client shall be treated as confidential and shall not be disclosed to third parties without prior authorization by Client, unless otherwise required by law. Client agrees that all information and recommendations furnished by the Investment Management Company to Client shall be regarded as confidential and for use only by Client. Client gives the Investment Management Company authorization to include their name on representative client lists and to make reference to Client in sales-related presentations. The Investment Management Company’s privacy policy has been attached as Exhibit A within this Agreement.

31. Proxy Voting. Except as otherwise instructed in writing by Client and accepted by the Investment Management Company, the Investment Management Company shall not be required to take any action or render any advice with respect to the voting of proxies solicited by or with respect to the issuers of securities in which Client's assets may be invested from time to time. The Investment Management Company will, however, be responsible for taking action and rendering advice with respect to the voting of proxies solicited by or with respect to the issuers of securities in which Client's assets may be invested from time to time if the Account is subject to ERISA. Although not required to do so for non-ERISA accounts, the Investment Management Company has sole discretion and permission of Client to vote on any proxies if the Investment Management Company believes it is in the Client’s best interest.

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32. Power of Attorney. Client hereby makes, constitutes and appoints the Investment Management Company as his/her true and lawful representative and attorney-in-fact in his name, place and stead to make, execute, sign, acknowledge and file with respect to the Account:

(a)	all instruments that such representative and attorney-in-fact deems appropriate to reflect any amendment, change or modification of the Account in accordance with the terms of this Agreement;

(b)

all such other instruments, documents and certificates that may from time to time be required by the laws of the State of California, the United States of America, or any other jurisdiction in which the Client shall determine to do investing, or any political subdivision or agency thereof, to effectuate, implement, continue and defend the valid and subsisting existence of the Account as an investment vehicle;

(c)

all applications, certificates, certifications, reports or similar instruments or documents required to be submitted by or on behalf of the Account to any governmental or administrative agency or body or to any securities or commodities exchange, board of trade, clearing corporation or association or similar institution or to any other self regulatory organization or trade association.

33. ADV Part II and Disclosure Document. Client hereby acknowledges receipt of Part II of the Investment Management Company's Form ADV, at least 48 hours prior to execution of this Agreement.

34. Solicitors. In the event a Solicitor, prior to entering in this agreement, contacted the Client regarding the Investment Management Company’s services, Client hereby acknowledges receipt of the Solicitor’s disclosure document, its fees it may or may not be entitled to, and the relationship in general between the Client, the Solicitor and the Investment Management Company.

35. Assignment. This Agreement shall be binding on Client’s heirs, executors, successors, administrators, conservators, and permitted assignors. Client may not assign (as that term is defined under the Investment Advisers Act of 1940, as amended) his or her rights or delegate his or her obligations under this Agreement, in whole or in part, without the prior written consent of the Investment Management Company. The Investment Management Company may not assign (as that term is defined under the Investment Advisers Act of 1940, as amended) this Agreement without Client’s consent.

36. Duration. This Agreement shall become effective on the date written on the signature page and shall continue in effect until terminated by either party. Either party may terminate, as stated in the following provision, this Agreement at any time for any reason upon thirty (30) days prior written notice to the other party. Management Fees paid in advance pursuant to this Agreement for the quarter in which termination occurs shall not be refunded.

37. Termination. This Agreement may be terminated by either party at any time without penalty upon receipt of ninety (90) days written notice. Such termination shall not, however, affect liabilities or obligations incurred or arising from transactions initiated under this Agreement prior to such termination, which shall survive any expiration or termination of this Agreement. Upon termination, Client shall have the exclusive responsibility to monitor the real estate or securities in the Account, and the Investment Management Company shall have no further obligation to act or advise with respect to those assets.

38. Right of Recession. Client acknowledges that he/she has had a reasonable opportunity (i.e., at least 48 hours) to review all the Investment Management Company’s disclosure documents including ADV Part II, and to discuss the contents of these documents with professionals of his/her choosing, prior to the execution of this Agreement. Any Client who has not received a copy of the Investment Management Company’s disclosure documents and ADV Part II at least 48 hours prior to execution of this Agreement shall have (5) business days from the date of execution of this Agreement to terminate Adviser’s services without penalty. If Client terminates this Agreement within five (5) business days of its signing, Client shall receive a full refund of all fees and expenses.

39. Successors. This Agreement inures to the benefit of the Investment Management Company and Client and their respective successors and assigns and binds Client and any permitted assignees or successors in interest with respect to all transactions, trades, dealings and actions by the Investment Management Company after Client’s insolvency, dissolution or liquidation until such time as Client (or its legal representatives) notifies the Investment Management Company, in the manner set forth herein, of its intention to terminate this Agreement.

40. Death or Disability. If Client is a natural person, the death, disability or incompetency of Client will not terminate or change the terms of this Agreement. However, Client’s executor, guardian, attorney in fact or other authorized representative may terminate this Agreement by giving written notice to the Investment Management Company.

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41. Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such type with physical delivery of the communication made by one or the other means specified in this section as promptly as practicable thereafter).

Notice, if to the Investment Management Company, shall be directed to:

Andrew Arroyo Investments, LLC

12636 HIGH BLUFF DR. #400

SAN DIEGO, CA 92130

Notice, if to Client, shall be directed to the address of Client appearing on the signature page, or to such other respective address as any party shall designate to the other party hereto by like notice.

42. Entire Agreement and Amendment. This Agreement (including, Exhibits referred to herein) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto. This Agreement may only be amended or modified, and the terms hereof may only be waived, by a writing signed by all parties hereto or in the case of a waiver, by the party entitled to the benefit of the terms being waived.

43. Governing Law. Except to the extent that federal law preempts state law, this Agreement shall be governed by and construed in accordance with the laws of the state of California, without giving effect to the principles of conflicts of law thereof.

44. Severability. If any provision in this Agreement is invalid or unenforceable, the remainder of the agreement will continue in full force and effect, unless such enforcement would materially change the remainder of the Agreement, in which case the parties will confer and negotiate in good faith a new provision.

45. Captions. The section headings in this Agreement are inserted for convenience of reference only, and shall not affect the interpretation of this Agreement.

46. Legal Counsel. Client acknowledges that the Law Offices of Craig V. Butler (the “Counsel”) has acted as counsel for the Investment Management Company in connection with, among other things, the preparation of this Agreement (and all Exhibits attached). Client represents and warrants that the Counsel has not represented or been engaged to provide services to Client in connection with the preparation of the Agreement or any terms of Client's Agreement with the Investment Management Company. If and to the extent Client in the future develops any relationship with the Counsel, Client hereby (i) consents to the Counsel’s continued representation of the Investment Management Company (and one or more principals or affiliates of the Investment Management Company) in connection with the Agreement relating to the Client, and the Investment Management Company's (or such affiliates' or principals') relationship with the Client; (ii) acknowledges that the Counsel will not represent Client in connection with any dispute between the Investment Management Company or any of the Investment Management Company's principals or affiliates; and (iii) agrees that the Counsel may represent the Investment Management Company and one or more owners, employees, principals members, partners or affiliates of the Investment Management Company in matters (including any such dispute) in which the interests of the Investment Management Company or its owners, employees, principals, members, partners or affiliates, are adverse to Client's. Client further agrees that the Counsel may rely on this paragraph as its waiver of conflict of interest in matters regarding Client’s Agreement with the Investment Management Company and may enforce it against Client. Nothing in this paragraph precludes the Investment Management Company or the Client from electing to employ other legal counsel at any time and, except as specifically provided in this paragraph. Client will be deemed by virtue of this paragraph to have waived its right to object to any conflict of interest relating to this matter.

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Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

47. Additional Information. Client and its adviser(s), if any, have been offered an opportunity, prior to the consummation of this Agreement, to ask questions of, and receive answers from, the Investment Management Company or its respective principals concerning the terms and conditions of this Agreement and to obtain any additional information, to the extent the Investment Management Company or its respective principals possessed such information or acquired it without unreasonable effort or expense, necessary to verify the accuracy of the information set forth herein. Client agrees all additional questions have been answered to his/her satisfaction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date on this signature page.

If Client is an entity, an authorized representative of the Client must sign. Corporate officers, managing members, general partners, fiduciaries or any other persons of executive power must indicate the capacity in which they are acting. This Agreement may be executed in counterparts and shall be binding on the parties as if executed in one document. By signing below, each party acknowledges that it has received, read, understands, and agrees to be bound by and fulfill the obligations set forth in this Agreement. CLIENT ACKNOWLEDGES RECEIPT OF A COPY OF THIS AGREEMENT, INCLUDING THE ARBITRATION CLAUSE.

AGREED AND ACCEPTED this 10th day of September in San Diego, California.

BY: TIFFANY MOHLER

Client Name (Print)
/Tiffany Mohler/

Client Signature

ADMINISTRATION DIRECTOR

Title or Capacity
12636 HIGH BLUFF DRIVE #400
10-10-2024
Client Address	Date

SAN DIEGO	CA	92130
City	State	Zip Code

BY: ANDREW ARROYO INVESTMENTS, LLC

ANDREW ARROYO	10-10-2024
Managing Member Name (Print)	Date
/Andrew Arroyo/

Managing Member Signature

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Investment Management Agreement • ANDREW ARROYO INVESTMENTS, LLC

EXHIBIT A - PRIVACY POLICY

The Investment Management Company holds all personal information provided to the firm in the strictest confidence. Records include all personal information that the Investment Management Company collect from the Client in connection with any of the services provided by the Investment Management Company. The Investment Management Company has never disclosed information to nonaffiliated third parties, except as permitted by law, and does not anticipate doing so in the future. If the Investment Management Company anticipates such a change in firm policy, the Investment Management Company will be prohibited under the law from doing so without advising the Client first. The Investment Management Company uses financial information that the Client provides to help the Client meet their financial goals while guarding against any real or perceived infringements of the Client’s rights of privacy. The privacy policy with respect to personal information about the Client is listed below:

•The Investment Management Company limits employee access to information only to those who have a business or professional reason for knowing, and only to nonaffiliated parties as permitted by law. (For example, federal regulations permit sharing a limited amount of information about the Client with a brokerage firm in order to execute real estate or securities transactions on the Client’s behalf.)

•The Investment Management Company maintains a secure office and computer environment to ensure that the Client information is not placed at unreasonable risk.

•The categories of nonpublic information that the Investment Management Company collect from a Client depend upon the scope of the Client relationship. It will include information about the Client’s personal finances, transactions and accounts with other financial institutions, wills and trusts, and any other financial documents needed in the investment management process.

•For unaffiliated third parties that require access to the Client’s personal information, including financial service companies, consultants, and auditors, the Investment Management Company also require strict confidentiality in the agreements with these third parties and expects them to keep this information private. Federal regulators may also review firm records as permitted by law.

•The Investment Management Company does not provide the Client’s personal identifiable information to mailing list vendors or solicitors for any reason.

•Year-end account information, requested on the Client’s behalf (e.g., client accountant, attorney, etc.) will only be released upon receiving the Client’s prior approval. At no time, shall such information be released without authorized approval.

•Personal identifiable information about the Client will be maintained during the time the Client is under advisory services of the Investment Management Company, and for the required time thereafter that such records are required to be maintained by state and federal real estate and securities laws.

•If the Client has any questions concerning this privacy statement please contact 888-322-4368.

The Investment Management Company’s website Privacy Policy

The Investment Management Company does not collect any personal information from those who merely visit or browse the site. Personal information is collected if the visitor chooses to voluntarily complete a contact information form or sends an email message.

E-mail and Service Inquiry

The information provided in an email message will only be used to respond to the visitor's inquiry, facilitate future correspondence, and to provide better customer service. This information will not be provided to outside unaffiliated parties.

Electronic Client Account Access

In the Client area of the website, the Investment Management Company stores personal client information necessary in order to provide convenient online reports to the Client (for example, portfolio appraisals, performance, realized gain and loss statements). To protect the confidentiality of the information shown, the Investment Management Company request that visitors have a browser that supports 128-bit "strong" encryption.

Use of Information Collected

The Investment Management Company uses the information collected from the Investment Management Company’ website visitors to address the specific needs of those visitors and to provide better customer service, including the provision of the latest information regarding its services. The information collected is also used to provide a record of communications between the Investment Management Company and its site visitors and to comply with any applicable legal and/or regulatory requirements.

Access to Information Collected by the Investment Management Company Employees

Certain Investment Management Company employees will be provided with a visitor's information in order to respond to that visitor's needs and provide the visitor with information regarding specific services in which the visitor may have an interest. Investment Management Company employees are instructed to use strict standards of care in handling the personal, confidential information of the Client.

Third Parties

The Investment Management Company does not transmit any personal information collected through its site to any third-party marketers. However, personal information may be transmitted if there is a specific need to complete a transaction requested by the visitor.

Visitors

Visitors who have specific questions regarding any information they have sent to the Investment Management Company through the Investment Management Company’s website should email to info@aare.com.

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